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                                                                    Exhibit 99.1


BLUE VALLEY BAN CORP                                   NEWS RELEASE
11935 Riley
Overland Park, Kansas  66225-6128           CONTACT:   Mark A. Fortino
                                                       Chief Financial Officer
                                                       (913) 338-1000



For Immediate Release Tuesday, March 6, 2007


            BLUE VALLEY BAN CORP ANNOUNCES COMPLETION OF ACQUISITION

Overland Park, Kansas, March 6, 2007 -- Blue Valley Ban Corp's (OTCBB: BVBC) ("Blue Valley") previously disclosed acquisition of Unison Bancorp, Inc. ("Unison"), the holding company for Western National Bank of Lenexa, Kansas, was completed on February 16, 2007. Western National Bank is currently a wholly-owned subsidiary of Blue Valley Ban Corp and an affiliate of the Bank of Blue Valley. Subject to approval by bank regulators, Blue Valley intends to merge Western National Bank with and into the Bank of Blue Valley on April 1, 2007.

"I'm pleased to announce the completion of this transaction," remarked Bob Regnier, President and Chief Executive Officer of Blue Valley. "We look forward to competing in the Lenexa marketplace as we believe it will provide a tremendous opportunity for the Company."

Lynn Mitchelson, former Chairman of the Board of Unison, stated "We believe this transaction was a good value for the shareholders. In addition, Blue Valley will provide Western National Bank customers with a high level of service from a locally-based organization."

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to closely-held business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website. The Bank of Blue Valley's web site is www.bankbv.com .